UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

________________

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DecisionPoint Systems, Inc.

___________________________________________________________

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September 23, 2022

DEAR STOCKHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2022 Annual Meeting of Stockholders of DecisionPoint Systems, Inc. (the “Annual Meeting”). The Annual Meeting will be held virtually on October 20, 2022, at 9:00 a.m., Pacific Time. You may attend the Annual Meeting, submit questions and vote your shares electronically during the Annual Meeting via live webcast by visiting https://www.cstproxy.com/decisionpt/2022.

The Notice of 2022 Annual Meeting of Stockholders and the Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.

We hope that all stockholders will virtually attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that you be represented. To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions included with the proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DecisionPoint Systems, Inc.

/s/ Steve Smith
Steve Smith
Chief Executive Officer and Director

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF DECISIONPOINT SYSTEMS, INC.:

The Annual Meeting of Stockholders of DecisionPoint Systems, Inc. will be held on October 20, 2022, at 9:00 a.m., Pacific Time. We have adopted a virtual format for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to provide a safe, consistent and convenient experience to all stockholders regardless of location. You may attend the Annual Meeting, submit questions and vote your shares electronically during the Annual Meeting via live webcast by visiting: https://www.cstproxy.com/decisionpt/2022.

The Annual Meeting is being held for the following purposes:

1.      To elect six directors to our Board of Directors;

2.      To approve an amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under that plan;

3.      To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement;

4.      To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

5.      To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

6.      To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters virtually in person or by proxy. Whether or not you plan to virtually attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•        Vote online or by telephone, by following the instructions included with the proxy card; or

•        Vote by mail, by completing and returning the proxy card in the addressed stamped envelope.

Only stockholders of record at the close of business on September 14, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. The proxy statement and the proxy card are expected to be made available to you online or mailed to you beginning on or about September 23, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be
Held Virtually on October 20, 2022 at 9:00 a.m., Pacific Time.
The proxy statement and annual report to stockholders
are available at https://www.cstproxy.com/decisionpt/2022.

By Order of the Board of Directors
/s/ Stanley Jaworski
Stanley Jaworski Chairman of the Board September 23, 2022

i

PROXY STATEMENT OF DECISIONPOINT SYSTEMS, INC.

GENERAL INFORMATION

The proxy statement (this “Proxy Statement”) and the accompanying proxy card are being furnished to you in connection with the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of DecisionPoint Systems, Inc. (“we,” “us,” “our,” or the “Company”) for the purposes set forth in this Proxy Statement. The Annual Meeting will be held virtually on October 20, 2022, at 9:00 a.m., Pacific Time.

This Proxy Statement is expected to be provided on or about September 23, 2022, to holders of record at the close of business on September 14, 2022 (the “Record Date”) of our common stock, $0.001 par value per share (the “Common Stock”).

Your proxy is being solicited by our Board of Directors (the “Board”). Your proxy may be revoked by written notice given to our Secretary at our headquarters at any time before being voted. You may also revoke your proxy by submitting a proxy with a later date or by voting during your virtual attendance at the Annual Meeting. To vote online or by telephone, please refer to the instructions included with the proxy card. To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the accompanying proxy card. Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on October 19, 2022. Submitting your vote online or by telephone or mail will not affect your right to vote virtually during the Annual Meeting, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in the accompanying proxy card. The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of six directors, the approval of an amendment to the 2014 Equity Incentive Plan, the approval, on an advisory basis, of the compensation of our named executive officers, the advisory vote on the preferred frequency of stockholder advisory votes on the compensation of our named executive officers, and the ratification of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. Your virtual presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

This year’s Annual Meeting will be held entirely online for the convenience of our stockholders and to support the health and well-being of our partners, employees and stockholders. Stockholders of record as of the Record Date will be able to attend and participate in the Annual Meeting online by accessing https://www.cstproxy.com/decisionpt/2022. To join the Annual Meeting, you will need to have your control number, which is included on your Notice and your proxy card. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting. If you hold your position through a bank or broker and would like to join the meeting and vote or ask a question, you will need to supply Continental Stock Transfer & Trust Company with a legal proxy by calling them at 917-262-2373, or by email at proxy@continentalstock.com in order to obtain a control number. Any stockholder may attend, listen, vote and ask a question during the virtual meeting with a valid control number.

Access to the Audio Webcast of the Annual Meeting1

The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Pacific Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions

To attend the online Annual Meeting, log in at https://www.cstproxy.com/decisionpt/2022. Stockholders will need their control number, which appears on the Notice and your proxy card. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

____________

1        Proxy service agent to confirm the details of the virtual aspects.

Submitting Questions at the Virtual Annual Meeting

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting via the Q&A tool in accordance with the Annual Meeting’s Rules of Conduct (“Rules of Conduct”) that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

The Rules of Conduct will be posted on https://www.cstproxy.com/decisionpt/2022 approximately one week prior to the date of the Annual Meeting.

Availability of Live Webcast to Team Members and Other Constituents

The live audio webcast will be available to not only our stockholders but also our team members and other constituents.

Annual Meeting Technical Assistance

Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing or hearing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

Securities Entitled to Vote

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record,” with respect to those shares. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote virtually in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

Only stockholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting. Such stockholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting. As of the close of business on the Record Date, there were 7,288,628 shares of Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. The Common Stock votes as a single class, with each share of Common Stock entitled to one vote on each matter to be considered at the Annual Meeting.

As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

Matters Scheduled for a Vote

There are five matters scheduled for a vote:

•        Proposal 1:    To elect six directors named in this Proxy Statement with terms to expire at the 2023 Annual Meeting of Stockholders;

•        Proposal 2:    To approve an amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares of common stock reserved under the plan from 1.1 million shares to 1.6 million shares;

•        Proposal 3:    To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;

•        Proposal 4:    To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

•        Proposal 5:    To ratify the selection of Haskell & White LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Aside from the proposals above, our Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by our Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.

Board of Directors Voting Recommendation

Our Board of Directors recommends that you vote your shares:

•        “For” the election of all six director nominees;

•        “For” approval of the amendment to the 2014 Equity Incentive Plan;

•        “For” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;

•        “One-year” as the preferred frequency of stockholder advisory votes to approve compensation of our named executive officers; and

•        “For” the ratification of the selection of Haskell & White LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

How to Vote

For Proposal 1, you may vote “For” or you may “Withhold” your vote with respect to each nominee to the Board of Directors. For Proposal 2, Proposal 3 and Proposal 5, you may vote “For,” “Against,” or abstain from voting. For Proposal 4, you may vote for frequencies of “one year,” “two years,” “three years” or abstain from voting. The procedures for voting are outlined below.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of the Record Date, you may vote during the Annual Meeting by attending the Annual Meeting online and following the instructions posted at https://www.cstproxy.com/decisionpt/2022, by proxy over the Internet, or by phone by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote during the Annual Meeting if you have already voted by proxy.

1.      To vote virtually during the Annual Meeting, follow the instructions posted at https://www.cstproxy.com/decisionpt/2022. You will be asked to provide the control number, located on the Notice or proxy card, and follow the instructions.

2.      To vote on the Internet, go to https://www.cstproxy.com/decisionpt/2022 to complete an electronic proxy card. You will be asked to provide the control number, located on the Notice or proxy card, and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on October 19, 2022 to be counted.

3.      To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time, on October 19, 2022 to be counted.

4.      To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign, and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Broker Non-Votes

If a beneficial owner of shares held in the name of a broker, bank, or other agent does not provide voting instructions on matters deemed to be “non-routine” under New York Stock Exchange (“NYSE”) rules, the broker, bank or other such agent cannot vote the beneficial owner’s shares on such “non-routine” matters. These un-voted shares are treated as “broker non-votes” in respect of these “non-routine” matters. Proposal 1, Proposal 2, Proposal 3 and Proposal 4 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes on these proposals. Because Proposal 5 for the ratification of our independent registered public accounting firm is considered “routine” under NYSE rules, we do not expect broker non-votes on this proposal.

Vote Required

In accordance with our Amended and Restated Bylaws (the “Bylaws”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of the capital stock of the Company issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business at the Annual Meeting.

Proposal 1.    Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. No cumulative voting is permitted. The six nominees receiving the highest number of votes cast “for” will be elected. Abstentions and broker non-votes will have no effect.

Proposal 2.    The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposed amendment to the 2014 Equity Incentive Plan. Abstentions will have the same effect as an “Against” vote, and broker non-votes will have no effect.

Proposal 3.    The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as an “Against” vote, and broker non-votes will have no effect.

Proposal 4.    The frequency of future advisory votes to approve named executive officer compensation is determined by a plurality of the votes cast at the Annual Meeting. Whichever of “one,” “two” or “three” years receives the most votes, will be approved. Abstentions and broker non-votes will have no effect.

Proposal 5.    The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm. Abstentions will have the same effect as an “Against” vote.

How to Change Your Vote After Submitting Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.      A duly executed proxy card with a later date or time than the previously submitted proxy;

2.      A written notice that you are revoking your proxy to our Corporate Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445; or

3.      A later-dated vote on the Internet or by phone or a ballot cast during the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting during the meeting.

How to Submit Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2023 proxy statement. Any such proposal must be submitted in writing by June 22, 2023 to our Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. If we change the date of our 2023 Annual Meeting by more than 30 days from the one-year anniversary of the 2022 Annual Meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our Bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our Bylaws also establish an advance notice procedure for stockholders who wish to nominate a director or who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, a timely written notice of a stockholder proposal must be delivered to, or mailed and received by our Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445 no earlier than June 22, 2023 and no later than the close of business on July 22, 2023 which notice must contain the information specified in our Bylaws. If we change the date of our 2023 Annual Meeting by more than 30 days before or more than 70 days after the one-year anniversary of the 2022 Annual Meeting, then the written notice of a stockholder proposal that is not intended to be included in our proxy statement must be received, no earlier than 120 days and no later than 90 days prior to our 2023 Annual Meeting, or within 10 days following the first public announcement by the Company of the date of the 2023 Annual Meeting. The public announcement of an adjournment or postponement of the 2023 Annual Meeting does not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Proxy Statement. You are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, service providers that deliver our communications to stockholders may deliver a single copy of our Annual Report on Form 10-K (the “Annual Report”), Proxy Statement, or the Notice to multiple stockholders sharing the same address, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or the Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Please notify Continental Stock Transfer by phone at 917-262-2373 or by email at proxy@continentalstock.com to receive a separate copy of our Annual Report, Proxy Statement, or the Notice.

If you are eligible for householding, but you and other stockholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or notices, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement, or the Notice for your household, please contact Continental Stock Transfer at the address or phone number provided above.

How to Obtain the Results of Voting at Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting. If final voting results are not available to us within four business days following the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will file an additional Current Report on Form 8-K to publish the final voting results within four business days of such final voting results being made available to us.

Our Mailing Address

Our mailing address is 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors

Our stockholders will elect six directors to our Board of Directors at the Annual Meeting. Each of the nominee directors is expected to hold office until the 2023 annual meeting of our stockholders, or until his or her respective successor shall be duly elected and qualified. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the six nominees who receive the most votes will be elected, even if they get less than a majority of the votes cast.

Each nominee is recommended by the Board, at the recommendation of the nominating and corporate governance committee, and all nominees are current directors of the Company. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If, at the time of the Annual Meeting, one or more of the nominees becomes unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our Bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The following is a brief biography and certain other information for each of our directors, all of whom are standing for election at the Annual Meeting.

Name	Age	Position
Steve Smith	66	Chief Executive Officer and Director
William Cooke(1)(3)	60	Director
Stanley Jaworski(2)(3)	71	Director and Chairman of the Board
Richard Bravman	66	Director
Michael Taglich(2)(3)	56	Director
John Guttilla(1)(2)	66	Director

____________

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

(3)      Member of the Nominating and Corporate Governance Committee.

Steve Smith, Chief Executive Officer and Director.    Mr. Smith has been serving as Chief Executive Officer of the Company and as a director since April 11, 2016. Mr. Smith began his focus on the automatic identification and data capture industry in 1991, when he joined Ericsson Communications as Director of Sales and Marketing, with responsibilities over a pioneering mobile computing product there and has held leadership roles at various organizations. Prior to joining DecisionPoint, from 2011 until April 2016 Mr. Smith served as Sales Director — Global Accounts for Zebra Technologies Corporation (NASDAQ: ZBRA) a company focused on manufacturing, selling, marketing, tracking and computer printing technologies. Prior to Zebra Technologies Corporation from May 2009 until October 2014 Mr. Smith served as a Sales Director at Motorola Solutions where he was a part of the Enterprise Mobility Division that provides advanced data capture, wireless voice and data and field mobility solutions to a broad range of retail, transportation and logistics and government customers. In addition to his positions at Zebra Technologies Corporation and Motorola previously held leadership positions at other organizations, including serving as Sr. Vice President, Worldwide Sales and Services at Intelleflex, a Silicon Valley-based company delivering innovative solutions around radio frequency identification technologies. Mr. Smith received a Bachelor’s of Science from Long Island University. We believe Mr. Smith is well qualified to serve on our Board of Directors due to his operational knowledge of the Company and significant industry experience.

Stanley Jaworski, Director and Chairman of the Board.    Stanley P. Jaworski, Jr. became a director October 3, 2014. He has served as Chairman since February 2016. That same year, Mr. Jaworski founded Opus2 Ventures, LLC, a management advisory firm dedicated to assisting company boards, management and functional leadership in developing successful go-to-market strategies. He currently serves as President and Principal Advisor there. In 2014, Mr. Jaworski served as Vice President Global Marketing for the Comodo Group, a cyber security company. Prior to Comodo, Mr. Jaworski served as Vice President, Americas Marketing for Motorola Solutions, Inc. (NYSE:MSI) from 2009 until May 2014. From 2007 to 2009, Mr. Jaworski was Chief Marketing Officer of VBrick Systems, Inc., which provides enterprise video streaming solutions. From 2005 to 2007, he was Vice President, Worldwide

Channel Marketing, at NetApp, Inc., a data storage and management company. Prior to NetApp, Mr. Jaworski was at Symbol Technologies, Inc. (now Zebra Technologies) from 1986 to 2005 where he served in various areas of senior executive responsibility including Vice President and General Manager, Worldwide Channels and Alliances and Vice President, Worldwide Marketing. Mr. Jaworski has over 25 years of experience in the Data Capture/Enterprise Mobility space which is DecisionPoint’s core business. His diversified technology experience and deep domain knowledge of DecisionPoint’s core industry, markets and competitive landscape, provide unique value to DecisionPoint, its customers and shareholders alike. We believe Mr. Jaworski is well qualified to serve on our Board due to his leadership experience in various executive roles.

Richard Bravman, Director.    Richard Bravman became a director on February 24, 2016. Mr. Bravman is an entrepreneurial leader with over 40 years of functional, general management, and board level experience in technology companies ranging in scale from start-up to global S&P 500 public companies, and across the growth stages in between. Since 2013 Mr. Bravman has served as Chief Strategy Officer of Affinity Solutions, an industry leader in precision marketing platform solutions. He also is a strategic advisor for TrustWrx, a cybersecurity company, and is the principal of Coastal Ventures, a firm he founded in 2004 that provides strategic consulting and board services to the executive management of emerging and early -stage technology companies, and to their investors. Mr. Bravman spent the first 25 years of his career in a variety of roles at Symbol Technologies (recently acquired by Zebra Systems). He joined in 1978 as its fifth employee, held numerous positions with increasing responsibilities, and most recently served as the company’s vice chairman and CEO. We believe Mr. Bravman is well qualified to serve on our Board due to his vast managerial and directorial experience with various-sized technology companies.

Michael Taglich, Director.    Mr. Taglich has served as a director since October 2014. Mr. Taglich has been President of Taglich Brothers, Inc., since its founding in 1992. Taglich Brothers is a New York-based full-service securities brokerage firm specializing in the micro-cap segment of the public securities markets. He is currently the Chairman of the Board of Air Industries Group Inc., a publicly traded aerospace and defense company (NYSE AIRI). He also serves on the board of BioVentrix, Inc., a privately held medical device company whose products are directed at heart failure treatment. He also serves as a director on a number of other public and private companies, including Bridgeline Digital, Inc. (NASDAQ BLIN) and privately held Icagen Inc., a drug screening company. Mr. Taglich received a Bachelor’s Degree in Business Administration from New York University. We believe Mr. Taglich is well qualified to serve on our Board due to his extensive professional experience which spans various aspects of senior management, including finance, operations and strategic planning, and his experience serving on the board of directors for other public companies.

John Guttilla, Director.    John Guttilla became a director on October 3, 2014. He is a Partner in the accounting firm of RotenbergMeril, a firm he first joined in 1988, and where he currently is a member of the firm’s management committee and director of the firm’s Financial Services Department. He served as director and audit committee chair for 15 years. Mr. Guttilla is a certified public accountant and holds a B.S. degree in Accounting from Fordham University and a Master’s in Taxation from St. John’s University. We believe Mr. Guttilla is well qualified to serve on our Board due to his vast financial knowledge.

William Cooke, Director.    Mr. Cooke became a director in November 2021. He joined Taglich Brothers, Inc. in 2012, a New York-based full-service brokerage firm that specializes in placing and investing in private equity transactions for small public and private companies, and participates in sourcing, evaluating, and executing new investments as well as monitoring existing investments. Prior to joining Taglich Brothers, he was a Managing Director of Glenwood Capital LLC from 2010 to 2012, where he advised middle-market clients on capital raising and mergers and acquisitions. From 2001 to 2009, Mr. Cooke sourced, evaluated, and executed mezzanine transactions for The Gladstone Companies and BHC Interim Funding II, L.P. Before entering the private equity industry, Mr. Cooke served as a securities analyst primarily covering the automotive and industrial sectors for ABN AMRO Incorporated and McDonald and Company Securities, Inc. Mr. Cooke received his Bachelor of Arts degree from Michigan State University and Master of Business Administration degree from the University of Michigan. He is a Chartered Financial Analyst and a member of the Board of Unique Fabricating, Inc. (NYSE American: UFAB), Racing & Performance Holdings, LLC, Intellinetics, Inc. OTCQB: INLX), and a former member of the board of directors of APR, LLC. We believe Mr. Cooke is well qualified to serve on our Board due to his extensive experience with capital raising and his experience serving on the board of directors of other publicly traded companies.

Non-director Executive Officer Biographies

Melinda Wohl, Vice President, Finance and Administration.    Ms. Wohl, age 51, is the Company’s Vice President, Finance and Administration and has served in that role since 2008. She has over 20 years of accounting experience in the technology industry and joined DecisionPoint in 2004 as Corporate Controller. In her current position Ms. Wohl is responsible for all aspects of Accounting, Finance, Human Resources and Payroll. Prior to working for DecisionPoint, Ms. Wohl served as Corporate Controller for Abracon Corporation, a leading global manufacturer of electronic components. Ms. Wohl graduated with a Bachelor of Arts degree with an emphasis in Finance from California State University Fullerton.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF
ALL SIX NOMINEES AS DIRECTORS OF THE COMPANY FOR THE ENSUING TERM.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to the Company and to all our directors and officers and persons performing similar functions, including our principal executive officer and principal financial officer. A copy of the Company’s Code of Ethics may be obtained on our website at decisionpt.com/code-of-business-ethics/. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above.

Board Leadership Structure and Role in Risk Oversight

We have a Board leadership structure whereby the positions of Chairman of the Board and Chief Executive Officer are separate. We believe this structure provides the Board with independent leadership and oversight of management and allows the Chief Executive Officer to concentrate on the Company’s business operations.

Our Board is comprised of six directors, five of whom we consider independent directors. All of our independent directors are highly accomplished and experienced business leaders in their respective fields, who have demonstrated leadership in significant enterprises and are familiar with board processes. We believe the current Board leadership structure facilitates effective communication, oversight and governance of the Company consistent with the best interests of the Company’s shareholders and other stakeholders.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•        The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks.

•        The Compensation Committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees.

•        The Nominating and Corporate Committee oversees the nomination of candidates to the Board and risks related to our governance structure and processes.

Director Independence

Our Board has affirmatively determined that Messrs. Cooke, Guttilla, Jaworski, Bravman and Taglich are “independent directors” as defined in Section 803 of the NYSE American Company Guide, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE American Company Guide relating to director independence requirements. Applying these same rules, our Board has affirmatively determined that all members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Messrs. Cooke and Guttilla. Mr. Guttilla serves as the chairperson of our audit committee. Our Board has determined that each member of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the NYSE American Company Guide and rules. Our Board has also determined that Mr. Guttilla is an “audit committee financial expert” as defined in the rules of the SEC and has the requisite financial sophistication as provided under the NYSE American Company Guide. The responsibilities of our audit committee will include, among other things:

•        selecting and hiring the independent registered public accounting firm to audit our financial statements;

•        overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;

•        reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;

•        preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•        reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

•        overseeing our policies on risk assessment and risk management;

•        reviewing related party transactions; and

•        approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter, which satisfies the applicable rules and regulations of the SEC and the requirements of the NYSE American Company Guide. Our audit committee charter is available on our website at decisionpt.com/investing-in-decisionpoint/.

Compensation Committee

Our compensation committee is composed of Messrs. Jaworski, Guttilla and Taglich. Mr. Jaworski serves as the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and the NYSE American Company Guide and rules. Each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs and to discharge the responsibilities of our Board relating to compensation of our executive officers. The responsibilities of our compensation committee include, among other things:

•        reviewing and approving or recommending to the Board for approval compensation of our executive officers and directors;

•        overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for service providers, including our executive officers;

•        reviewing, approving and making recommendations to our Board regarding incentive compensation and equity plans; and

•        administering our equity compensation plans.

In 2021, the compensation committee engaged an independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), a nationally recognized consulting firm, to review the executive compensation programs (including executive pay levels) and assist in structuring short-term and long-term incentive programs for executive and operational management. Meridian reports directly and solely to the compensation committee. Meridian does not provide any other services to the Company, except at the direction of the compensation committee. The compensation committee assessed the independence of Meridian pursuant to the applicable rules and concluded that Meridian’s work did not raise any conflict of interest that would prevent it from independently representing the compensation committee.

Our compensation committee operates under a written charter which satisfies the applicable rules and regulations of the SEC and the NYSE American Company Guide. Our compensation committee charter is available on our website at decisionpt.com/investing-in-decisionpoint/.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of Messrs. Jaworski, Cooke and Taglich. Mr. Cooke serves as chairperson of our corporate governance and nominating committee. Our Board has determined that all members of our nominating and corporate governance committee meet the requirements for independence under the applicable rules and regulations of the SEC and NYSE American stock exchange. The responsibilities of our nominating and corporate governance committee include, among other things:

•        identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•        evaluating the performance of our Board and of individual directors;

•        considering and making recommendations to our Board regarding the composition of our Board and its committees; and

•        developing and making recommendations to our Board regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter which satisfies the applicable rules and regulations of the SEC and the NYSE American Company Guide. Our nominating and corporate governance committee charter is available on our website at decisionpt.com/investing-in-decisionpoint/.

Director Nominations

Our nominating and corporate governance committee will recommend to the Board candidates for nomination for election at the annual meeting of the stockholders. The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our Bylaws.

We do not intend to formally establish any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board and skills that are complementary to the Board, an understanding of our business, an understanding of the responsibilities that are required of a member of the Board, other time commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities, attributes that contribute to the total mix of viewpoints and experience represented on the Board and the ability to represent the best interests of our stockholders.

Involvement in Certain Legal Proceedings

Mr. Guttilla previously served on the Board of Directors of Orchids Paper Products Company. In April 2019, Orchids Paper Products Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. Except for Mr. Guttilla, to our knowledge, during the last ten years, none of our directors and executive officers has:

•        Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•        Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•        Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•        Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•        Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family Relationships

There are no family relationships between or among any of our directors or executive officers and any other directors or executive officer.

Meetings of the Board and Committees

During fiscal year 2021, the Board held five meetings. In addition, during fiscal year 2021, the Audit Committee held five meetings, the Compensation Committee held three meetings, and the Nominating and Governance Committee held one meeting. During fiscal year 2021, all directors attended at least 75% of the aggregate of the meetings of our Board and of the committees on which each director served.

Annual Meeting Attendance

Each of our directors is strongly encouraged to attend our annual meetings of stockholders. We expect that all of our directors will attend the 2022 Annual Meeting.

EXECUTIVE COMPENSATION

Executive Compensation

Our named executive officers for the year ended December 31, 2021, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•        Steve Smith, Chief Executive Officer;

•        Melinda Wohl, Vice President, Finance and Administration; and

•        David Peddemors, Vice President, Sales and Marketing.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2021 and December 31, 2020.

Name and Principal Position		Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Steve Smith	2021	427,973	—	2,010,600	269,472	12,300	2,720,345
Chief Executive Officer	2020	407,500	41,000	—	328,000	11,400	787,900

Melinda Wohl	2021	174,933	35,000	193,000	56,140	7,950	467,023
Vice President of Finance and Administration	2020	174,933	—	—	70,000	8,243	253,176

David Peddemors(5)	2021	150,000	203,391	—	—	11,008	364,399
Vice President of Sales and Marketing	2020	150,000	317,801	—	—	10,592	478,693

____________

(1)      Amount reflects a discretionary cash bonus for individual performance.

(2)      Amounts reflect the grant date fair value of stock options granted to an officer and in accordance with FASB ASC No. 718. See Note 12 to our Consolidated Financial Statements included our Annual Report on Form 10-K, which contains a discussion of all assumptions made by us in determining the grant date fair value of our stock options.

(3)      Amounts represent cash-based incentives.

(4)      Amounts represent the Company’s 401(k) match.

(5)      Subsequent to December 31, 2021, the Company determined that Mr. Peddemors’s position and job functions do not meet the definition of an “executive officer” as that term is used in Item 402 of Regulation SK.

Narrative to Summary Compensation Table

Except for our standard 401(k) plan available to all employees, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers, in the past have, and in the future may receive stock options or restricted stock at the discretion of our board of directors in the future. Equity awards or stock options may be granted at the discretion of our board of directors from time to time. Certain executives are eligible for cash-based incentives for performance measures of net sales and EBITDA.

Annual Incentive Cash Bonus

The Compensation Committee approved annual cash bonuses based on performance measures of net sales and EBITDA, or net income before interest expense, taxes, depreciation and amortization.

Minimum, target and maximum performance thresholds were established for each of the performance measures. No bonuses are earned unless the performance exceeds the minimum threshold. The following table shows the performance measure thresholds for each measure in 2021:

	Performance Threshold
	Minimum	Target	Maximum
Net sales (in millions)	$49.1	$65.5	$87.3
EBITDA (in millions)	$2.6	$3.5	$4.6

The following table represents the percentage of the respective executive’s base salary that would be earned upon achievement of the applicable performance thresholds.

	Steve Smith	Melinda Wohl
Minimum	0%	0%
Target	40%	20%
Maximum	80%	40%

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021:

		Stock Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable (#)	Number of Securities Underlying Unexercised Stock Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Steven Smith	1/29/2021	41,667	83,333	(1)	3.26	1/29/2026
	10/1/2021	330,000	—		3.32	10/1/2026
	11/15/2021	125,000	—		4.06	11/15/2026
Melinda Wohl	1/29/2021	4,167	8,333	(2)	3.26	1/29/2026
	11/15/2021	37,500	—		4.06	11/15/2026
David Peddemors	12/31/2019	16,667	8,333	(3)	1.66	12/31/2024

____________

(1)      The option becomes exercisable as follows: (i) 10,416 shares vested on January 29, 2022, (ii) 10,416 shares vested on April 29, 2022, (iii) 10,416 shares vested on July 29, 2022, (iv) 10,417 shares become exercisable on October 29, 2022, (v) 10,417 shares become exercisable on January 29, 2023, (vi) 10,417 shares become exercisable on April 29, 2023, (vii) 10,417 shares become exercisable on July 29, 2023, and (viii) 10,417 shares become exercisable on October 29, 2023.

(2)      The option becomes exercisable as follows: (i) 1,041 shares vested on January 29, 2022, (ii) 1,041 shares vested on April 29, 2022, (iii) 1,041 shares vested on July 29, 2022, (iv) 1,042 shares become exercisable on October 29, 2022, (v) 1,042 shares become exercisable on January 29, 2023, (vi) 1,042 shares become exercisable on April 29, 2023, (vii) 1,042 shares become exercisable on July 29, 2023, and (viii) 1,042 shares become exercisable on October 29, 2023.

(3)      The option becomes exercisable as follows: (i) 2,083 shares vested on March 31, 2022, (ii) 2,083 shares vested on June 30, 2022, (iii) 2,083 shares vested on September 30, 2022, (iv) 2,083 shares vested on December 31, 2022, (v) 2,083 shares become exercisable on March 31, 2022, (vi) 2,083 shares become exercisable on June 30, 2022, (vii) 2,083 shares become exercisable on September 30, 2022, and (viii) 2,083 shares become exercisable on December 31, 2022.

Executive Employment Arrangements

On March 25, 2019, we entered into an amended employment agreement with Mr. Smith with respect to his continuing employment with us. That agreement provided for a fixed term of employment through March 31, 2022. The employment agreement provided for an annual base salary of $400,000 increasing to $410,000 on the first anniversary and $420,000 on the second anniversary of the effective date.

Then, on November 3, 2021, we entered into a Second Amended Employment Agreement (the “Second Amendment”) with Mr. Smith which amended certain terms of Mr. Smith’s employment agreement with the Company. The terms of the Second Amendment were effective as of January 1, 2022. The Second Amendment provides that the term of Mr. Smith’s employment will continue through December 31, 2024. Pursuant to the Second Amendment, effective January 1, 2022, Mr. Smith’s annual base salary is $450,000, increasing to $463,500 in 2023, and then increasing to $477,405 in 2024. In addition, in accordance with the terms of the Second Amendment on or about October 1, 2021, we granted Mr. Smith a stock option exercisable to acquire 330,000 shares of Company common stock. In addition, Mr. Smith will be entitled to an annual bonus in a minimum amount of $360,000, with the amount of the bonus to be determined based on the Company achieving certain defined gross revenue, EBITDA, and service revenue attainment thresholds.

None of the other executive officers have any individual agreements with the Company.

Potential Payments Upon Termination or Change in Control

Under the terms of Mr. Smith’s employment agreement, if the Company terminates Mr. Smith without “cause” or in result of a “change in control”, the Company agreed to provide a severance payment equal to 12 months of the annual base salary on the date of termination. As of December 31, 2021, potential severance payments upon termination or a change in control was $420,000.

None of the other executive officers are entitled to payments in connection with a termination or change in control.

Director Compensation

Our non-employee directors receive an annual cash retainer of $25,000 for their service on our board. In addition, Mr. Jaworski received an additional $50,000 for serving as Chairman of the Board and Mr. Guttilla received an additional $10,000 for serving as Audit Committee Chair.

Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders.

The following table sets forth the independent director compensation payments and the grant date fair value of stock option awards granted during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Stanley Jaworski	75,000	50,750	125,750
Richard Bravman	25,000	24,360	49,360
John Guttilla	35,000	24,360	59,360
Michael Taglich	25,000	24,360	49,360
Robert Schroeder(1)	18,751	—	18,751
William Cooke	4,167	8,120	12,287

____________

(1)      Mr. Schroeder ceased to serve on the Board of Directors in the third quarter of 2021.

Equity Compensation Plan Information

Our Board has adopted the Amended 2014 Equity Incentive Plan (the “Plan”) for the purposes of promoting the long-term success of the Company and the creation of stockholder value. Our stockholders approved the adoption of Plan. The Plan is administered by the Board (in consultation with the Compensation Committee) and provides for equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,002,750	$6.00	1,002,750
Equity compensation plans not approved by security holders	—	—	—
Total	1,002,750	$6.00	1,002,750

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of September 14, 2022, concerning the beneficial ownership of our common stock by: (i) each person we know to be the beneficial owner of more than 5% of our common stock; (ii) each of our current directors; (iii) each of our named executive officers shown in our Summary Compensation Table; and (iv) all current directors and executive officers as a group.

As of September 14, 2022, there were 7,288,628 shares of our common stock issued and outstanding. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of September 14, 2022. Shares of our common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Unless otherwise indicated, the address for each director and executive officer listed is: c/o DecisionPoint Systems, Inc., 1615 South Congress Avenue Suite 103, Delray Beach, FL 33445.

	Shares of Common Stock Beneficially Owned	%
Named Executive Officers and Directors:
Michael N. Taglich(1)	835,632	11.3%
Steven Smith(2)	624,062	8.5%
Stanley P. Jaworski, Jr.(3)	105,769	1.5%
Richard Bravman(4)	26,410	*
John Guttilla(5)	38,188	*
Melinda Wohl(6)	27,757	*
William Cooke(7)	19,153	*
All current directors and executive officers as a group (7 persons)		23.0%

5% Stockholders
Robert Taglich(8) 37 Main Street Cold Spring Harbor, NY 11724	509,338	7.0%

____________

*        Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)      Includes warrants exercisable to acquire 70,903 shares at $1.00 per share, warrants exercisable to acquire 7,875 shares at $1.40 per share and options to acquire 11,000 shares of common stock.

(2)      Includes options to acquire 41,665 shares of common stock.

(3)      Includes options to acquire 87,500 shares of common stock.

(4)      Includes options to acquire 11,000 shares of common stock.

(5)      Includes options to acquire 6,000 shares of common stock.

(6)      Includes options to acquire 4,165 shares of common stock.

(7)      Includes warrants exercisable to acquire 15,840 shares at $1.00 per share, warrants exercisable to acquire 1,313 shares at $1.40 per share and options to acquire 2,000 shares of common stock.

(8)      Includes warrants exercisable to acquire 70,903 shares at $1.00 per share and warrants exercisable to acquire 7,785 shares at $1.40 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Transactions with Potters & Della Pietra LLP

The Company utilizes various law firms for legal services, including the law firm of Potters & Della Pietra LLP for certain corporate, transactional and related company legal matters. Since January 1, 2021, the Company has paid fees totaling approximately $529,242 to Potters & Della Pietra LLP. A partner of that law firm is the brother-in-law of Steve Smith, the Company’s Chief Executive Officer. The Company believes the rates charged by, and the fees paid to, Potters & Della Pietra LLP are reasonable market rates.

Policies and Procedures with Respect to Related Person Transactions

All related person transactions of which management is aware will be disclosed to the Audit Committee. At least annually, management will elicit information from our executive officers and directors as to existing and potential related person transactions and will seek to obtain such information from 5% shareholders who do not file reports with the SEC on Schedule 13G. An executive officer or director will promptly inform the Chair of the Audit Committee when the officer or director becomes aware of a potential related person transaction in which the officer or director would be a related person.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO 2014 EQUITY INCENTIVE PLAN

The DecisionPoint Systems, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan” or the “Plan”) was adopted and approved by the Board of Directors on September 3, 2014 and then approved by our stockholders at the 2014 annual meeting.

On December 16, 2021, the Board of Directors adopted, subject to shareholder approval, an amendment to the 2014 Plan to increase the number of shares reserved under the 2014 Plan from 1,100,000 to 1,600,00 (after giving effect to the 1-for-2 reverse stock split effected in December 2021) (the “Plan Amendment”). The Board of Directors increased the shares reserved under the Plan to allow the Plan to be utilized by the Company for future grants to eligible recipients. The Plan Amendment is attached to this Proxy Statement as Appendix A. The Board’s adoption of the Plan Amendment to increase the number of shares reserved under the Plan is contingent upon receipt of stockholder approval of the Plan Amendment.

Stockholder approval of the Plan Amendment is sought: (i) afford the Company the flexibility to grant stock-based incentives to new or existing officers, directors or employees of the Company; (ii) to permit the issuance of options which will qualify as incentive options pursuant to the Code; and (iii) to comply with Section 711 of the NYSE American Company Guide, which requires shareholder approval of amendments to equity compensation plans in which officers, directors, employees, or consultants may participate.

The Plan Amendment, if adopted, increases the number of shares of Company Common Stock reserved for issuance under the Plan, but does not otherwise serve to amend the terms, types of awards that may be granted, tax consequences, intent or administration of the Plan. The material terms of the Plan were described in the Company’s definitive proxy statement dated September 20, 2014, and in subsequent reports filed by the Company with the SEC. A full copy of the 2014 Plan was filed as Exhibit 99.1 to the Registration Statement on Form S-8 dated July 7, 2021.

The purposes of the 2014 Equity Incentive Plan is to provide a means through which the Company and its affiliates may attract and retain key personnel and to provide a means whereby directors, officers, managers, employees, consultants and advisors (and prospective directors, officers, managers, employees, consultants and advisors) of the Company and its affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of our Common Stock, thereby strengthening their commitment to the welfare of the Company and its affiliates and aligning their interests with those of the Company’s stockholders. The Plan permits us to provide equity-based compensation to Eligible Persons in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards.

Our Board of Directors believes that the 2014 Equity Incentive Plan provides us with the ability to offer a variety of incentive and compensatory awards designed to advance our interests and long-term success by encouraging stock ownership among key personnel and stimulating their efforts towards the success of the Company. There are currently insufficient shares of Company common stock available under the Plan to permit the Company to make additional awards from the Plan.

Our Board believes that stockholder approval of the Plan Amendment would be consistent with good corporate governance practices and is crucial to our continued success.

Summary of 2014 Equity Incentive Plan

Below, we provide a summary of the terms of the 2014 Equity Incentive Plan. This summary does not purport to be a complete description of all of the provisions of the Plan and is qualified in its entirety by reference to the 2014 Equity Incentive Plan document.

General.    The 2014 Equity Incentive Plan provides for the grant of options to purchase shares of Common Stock, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and other stock bonus awards and performance compensation awards. We have previously reserved a total of 1,100,000 shares of Common Stock for issuance pursuant to the Plan, subject to certain adjustments as set forth in the Plan.

Each award under the Plan is evidenced by an award agreement, which shall be delivered to the participant (that specifies the terms and conditions of the award and any rules applicable thereto, including without limitation the effect on such award of the death, disability or termination of employment or service of the participant. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution, unless, in the sole discretion of the Plan administrator, to immediate family members, family trusts or partnerships or other permitted transferees, pursuant to any rules imposed by the Plan administrator on such transfers.

Eligibility.    Persons eligible to receive an award under the Plan (each a “participant”) include, subject to certain exceptions, individuals employed by the Company or an affiliate; directors of the Company or an affiliate; consultants or advisors to the Company or an affiliate; and prospective employees, directors, consultants and advisors who have accepted offers of employment or consultancy. Neither the Plan nor any action taken thereunder shall be construed as giving any participant any right to be retained in the employ or service of the Company or an affiliate. Approximately 90 Company employees, including the current executive officers, key managers and each of the Company’s non-employee directors, could be eligible to participate in the 2014 Equity Incentive Plan.

Plan Benefits

As of September 14, 2022, the Company had made certain option grants that are contingent upon the Plan Amendment being approved by the stockholders as identified below. Such options were made by the Company in the ordinary course, and none were made to any Company executive officers or directors.

Name and Position	Dollar Value ($)		Total Number of Options
Non-Executive Employee Group	$75,086	(1)	15,875

____________

(1)      Represents the intrinsic value of the in-the-money options, based upon the September 14, 2022, price of a share of Company common stock of $4.73, as quoted on the NYSE-MKT.

Except for the awards identified in the table above the Company has no definitive plans to grant awards under the 2014 Equity Incentive Plan. Future grants under the Plan are discretionary and will be determined and may vary from year to year and from participant to participant and are not presently determinable.

Administration of Plan.    The 2014 Equity Incentive Plan is primarily administered by the Compensation Committee of our Board of Directors. Each member of our Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and is considered independent. The Compensation Committee determines who will receive awards under the Plan, the type of award and its terms and conditions and the number of shares of Common Stock subject to the award. The Compensation Committee also interprets the provisions of the Plan. Notwithstanding the foregoing, the Board may, in its sole discretion, at any time and from time to time, grant awards and administer the Plan. References below to the Compensation Committee include references to the Board of Directors for those periods in which the Board is acting. The Plan and all awards granted under it shall be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B).

Share Authorization.    The number of shares of Common Stock that may be issued under the 2014 Equity Incentive Plan, consisting of authorized but unissued shares, is currently equal to 1,100,000 shares. In the event of any dividend or other distribution, recapitalization, stock split, reorganization, merger, amalgamation, consolidation, split-up, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate events, including a Change in Control (as defined below), or unusual or nonrecurring events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or changes in applicable rules, rulings, regulations or other requirements, the Compensation Committee may make such award adjustments as it considers equitable, including adjusting the number of securities that may be delivered in respect of awards, providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on or termination of awards and, subject to the requirements of Section 409A of the Internal Revenue Code, canceling any one or more outstanding awards and causing to be paid to the holders thereof, in cash, Common Stock, other securities or other property, the value of such awards, if any, as determined by the Committee. The Company shall give each participant notice of any such adjustment. Shares used to pay the required exercise price or withheld to satisfy tax obligations of a participant shall be available again for other awards under the Plan. Shares underlying awards that are forfeited, cancelled, expire unexercised or are settled in cash are available again for awards under the Plan.

Options.    All Options granted under the Plan are Nonqualified Stock Options unless the applicable award agreement expressly states that the option is intended to be an Incentive Stock Option. Incentive Stock Options are granted only to Eligible Persons who are employees of the Company or one of its affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Internal Revenue Code. No Option is treated as an Incentive Stock Option unless this Plan (and applicable amendments) have been approved by the stockholders in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Internal Revenue Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Internal Revenue Code.

The exercise price per share for each option is not less than 100% of the fair market value of such share determined as of the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of shares of the Company (or any affiliate which is more than 50% owned by the Company), the exercise price per share shall not be less than 110% of the fair market value per share on the date of grant.

Options shall vest and become exercisable in such manner and on such date or dates determined by the Compensation Committee and as set forth in the applicable award agreement, and shall expire after such period, not to exceed five years from the date of grant; provided that the Compensation Committee may, in its sole discretion, accelerate the exercisability of any option. Unless otherwise provided in an award agreement: (i) the option shall vest and become exercisable in a series of installments in accordance with the vesting schedule set forth in the option agreement; as the option vests and becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the expiration date or sooner termination of the option as described below; (ii) the unvested portion of an option shall expire upon termination of employment or service of the participant granted the option, and the vested portion of such option shall remain exercisable for (A) one year following termination of employment or service by reason of such participant’s death or disability, but not later than the expiration of the option period or (B) 90 calendar days following termination of employment or service for any reason other than such participant’s death or disability, and other than such participant’s termination of employment or service for cause, but not later than the expiration of the option period; and (iii) both the unvested and the vested portion of an option shall immediately expire upon the termination of the participant’s employment or service by the Company for cause.

The exercise price shall be payable in cash, check (subject to collection), cash equivalent or vested shares valued at their fair market value at the time the option is exercised (including, pursuant to procedures approved by the Compensation Committee, by means of attestation of ownership of a sufficient number of shares in lieu of actual delivery of such shares to the Company), and by such other methods as the Committee may permit in accordance with applicable law. Any fractional shares shall be settled in cash.

Other Awards.    The Compensation Committee may also award:

•        stock appreciation rights (“SARs”), which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the rights during a stated period specified by the Compensation Committee;

•        restricted stock, which are shares of Common Stock subject to restrictions on transfer imposed by the Compensation Committee;

•        unrestricted stock and other stock bonus awards; and

•        performance compensation awards, ultimately payable in Common Stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year and annual incentive awards subject to the achievement of specified performance goals tied to performance criteria. Any performance criteria may be used on an absolute or relative basis to measure performance, or any performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index, or various stock market indices. The Compensation Committee shall have discretion to modify, amend or adjust the terms of each performance goal.

Change in Control.    Except to the extent otherwise provided in an award agreement, in the event of a Change in Control (as defined below), all of the then outstanding options and SARs shall immediately vest and become immediately exercisable as of a time prior to the Change in Control; any applicable restricted period shall expire as of a time prior to the Change in Control (including without limitation a waiver of any applicable performance goals); performance periods in effect on the date the Change in Control occurs shall end on such date; and the Compensation Committee shall determine the extent to which performance goals with respect to each such performance period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and cause the participant to receive partial or full payment of awards for each such performance period based upon the Compensation Committee’s determination of the degree of attainment of the performance goals, or assuming that the applicable target levels of performance have been attained or on such other basis determined by the Compensation Committee. To the extent practicable, any actions taken by the Compensation Committee shall occur in a manner and at a time that allows affected participants the ability to participate in the Change in Control transactions with respect to the shares subject to their awards.

A “Change in Control” shall, in the case of a particular award, unless the applicable award agreement states otherwise, be deemed to occur upon: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company; (ii) subject to certain exceptions and conditions, any person becoming, directly or indirectly, the beneficial owner of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities; (iii) the date on which a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) subject to certain exceptions and conditions, the Board or the stockholders of the Company approving and consummating a merger, amalgamation or consolidation of the Company with any other corporation.

Amendment, Termination.    Our Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that, in certain circumstances, no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to this Plan, and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the prior written consent of the affected participant, holder or beneficiary. Unless terminated sooner by our Board of Directors or extended with stockholder approval, the Plan will terminate on the tenth anniversary of the effective date of the Plan.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted shall not to that extent be effective without the consent of the affected participant, and provided, further, that without stockholder approval, subject to certain exceptions, the Compensation Committee may not take any action that would have the effect of treating such award as a new award for tax or accounting purposes or that is considered a “repricing” for purposes of the stockholder approval rules of any applicable securities exchange or inter-dealer quotation system on which the Company’s shares are listed or quoted.

Federal Income Tax Consequences

THE FOLLOWING DISCUSSION IS NOT TAX ADVICE. INTERESTED PERSONS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AND OTHER APPLICABLE LAWS AND TREATIES, TO THEIR PARTICULAR SITUATIONS.

General.

Under Section 162(m) of the Internal Revenue Code, generally compensation of certain covered employees over $1 million for any year is not deductible for United States income tax purposes. Historically, there was an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under applicable IRS regulations. With the enactment of the Tax Cuts and Jobs Act of 2017 (Tax Act), the performance-based compensation exemption was eliminated under Section 162(m) of the Internal Revenue Code, except with respect to certain grandfathered arrangements.

Incentive Stock Options.    The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be an employee or an employee of a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the limitations of Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Options.    The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

Subject to the limitations of Section 162(m) of the Internal Revenue Code, if the Company were to comply with applicable reporting requirements, it would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at that time.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2014 Equity Incentive Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If the Company were to comply with applicable reporting requirements and subject to the limitations of Section 162(m) of the Internal Revenue Code, it would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock.    A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may make a timely election under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Common Stock is subject to restrictions will be subject to withholding taxes. If the Company were to comply with applicable reporting requirements and subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the 2014 Equity Incentive Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares of Common Stock issued or paid in cash to such grantee at the end of the restriction period or, if later, the payment date. If the Company were to comply with applicable reporting requirements and subject to the limitations of Section 162(m) of the Internal Revenue Code, it would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock and Other Stock Bonus Awards.    A grantee who is awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee as of the date of payment of the award (less the purchase price, if any). If the Company were to comply with applicable reporting requirements and subject to the limitations of Section 162(m) of the Internal Revenue Code, it would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Compensation Awards.    The grant of a performance or annual incentive award will have no federal income tax consequences for the Company or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If the Company were to comply with applicable reporting requirements and subject to the limitations of Section 162(m) of the Internal Revenue Code, it would be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Our Board Recommends A Vote “FOR” the Approval of the amendment to the decisionpoint systems, inc. 2014 Equity incentive plan

PROPOSAL NO. 3 — ADVISORY VOTE to APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The compensation of our named executive officers subject to the advisory vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, retain and motivate talented and experienced executives to lead us successfully in a competitive environment.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the 2021 summary compensation table and the other related tables and disclosure.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Company values the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting.

Our Board Recommends A Vote “FOR” the Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers.

PROPOSAL NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF ADVISORY
STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. For the reasons described below, our Board recommends that the stockholders select a frequency of one year.

After considering the benefits and consequences of each alternative, our Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every year. Our Board believes that an annual advisory vote on the compensation of the Company’s named executive officers will allow stockholders to provide the Board with their regular direct input on the Company’s compensation philosophy, policies and practices as disclosed in the proxy statement.

While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of the Company’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter will be deemed to be the frequency preferred by the stockholders.

Our Board and our compensation committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on our Board or the Company, our Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or our Board.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory vote on executive compensation that has been selected by stockholders.

Our Board Recommends a Vote For “1 Year” on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation.

PROPOSAL NO. 5 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee of our Board of Directors has selected Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board has directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of Haskell & White LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Haskell & White LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Haskell & White LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the votes cast either virtually during the annual meeting or represented by proxy at the annual meeting will be required to ratify the selection of Haskell & White LLP for our fiscal year ending December 31, 2022. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.

Audit, Audit-Related, Tax and All Other Fees

The following table sets forth the costs and expenses for professional audit services rendered by Haskell & White LLP, an independent registered public accounting firm, for the audit of the financial statements for 2021 and 2020.

	2021	2020
Audit fees	$217,030	$257,320
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$217,030	$257,320

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by our independent registered public accounting firm. The audit committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before our independent registered public accounting firm is engaged to provide a service. The audit committee has determined that the rendering of tax-related services by our independent registered public accounting firm is compatible with maintaining the principal accountant’s independence for audit purposes. Our independent registered public accounting firm has not been engaged to perform any non-audit services other than tax-related services.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE
“FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The audit committee operates pursuant to a written charter, which complies with the corporate governance standards set forth in the NYSE American Company Guide. A copy of the current charter is available on our website. This report reviews the actions taken by the audit committee with regard to our financial reporting process for the fiscal year 2021 and the audited consolidated financial statements.

The audit committee is composed solely of independent directors. None of the audit committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee also reviewed and discussed with the independent auditors the critical audit matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements, and (2) involved the auditor’s especially challenging, subjective or complex judgments. In addition, the audit committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the audit committee regarding independence. The audit committee also considered whether the provision of services during the fiscal year ended December 31, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the audit committee discussed with the independent auditors the overall scope and plan for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE AUDIT COMMITTEE

John Guttilla, Chairman
William Cooke

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of our website is https://decisionpt.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

STOCKHOLDER COMMUNICATIONS

We provide an informal process for stockholders to send communications to our Board and its members. Stockholders who wish to contact the Board or any of its members may do so by writing to DecisionPoint Systems, Inc., 1615 South Congress Avenue Suite 103, Delray Beach, FL 33445. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member will be referred to our Secretary.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

APPENDIX A

Plan Amendment

AMENDMENT TO
DECISIONPOINT SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN

This Amendment (the “Plan Amendment”) to the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan (the “Plan”) is made effective as of [            , 2022] (the “Amendment Effective Date”), by DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), subject to approval by the Company’s stockholders.

WHEREAS, the Company desires to amend the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan (as amended and in effect, the “Plan”) to increase the aggregate number of shares authorized for issuance under the Plan by 500,000 shares of common stock, par value $0.001 per share, of the Company.

WHEREAS, on December 16, 2021, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 14 of the Plan, the Plan is hereby amended as follows:

1.      Section 5(b) of the Plan is hereby amended and restated to read as follows:

“Subject to Section 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of one million six hundred thousand (1,600,000) Common Shares.”

2.      The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2022 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.      The Plan Amendment is intended to give effect to the 1-for-2 reverse stock split effected by the Company in December 2021, and, after giving effect to that reverse stock split, the upon approval of the Plan Amendment, a total of 1,600,000 shares of Company common stock will be reserved for issuance under the Plan.

4.      Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies DECISIONPOINT SYSTEMS to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on October 19, 2022. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/decisionpt/2022 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PROXY FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL SIX DIRECTORS IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5, AND “1 YEAR” FOR PROPOSAL 4. 1. To elect six directors to our Board of Directors; FOR WITHHOLD 1. Steve Smith 2. William Cooke 3. Stanley Jaworski 4. Richard Bravman 3. To approve, on an advisory basis, the compensation of our named executive offi- cers, as disclosed in the proxy statement; 4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; FOR AGAINST ABSTAIN 1 YEAR 2 YEARS 3 YEARS ABSTAIN 5. Michael Taglich 6. John Guttilla 2. To approve an amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance under that plan; FOR AGAINST ABSTAIN 5. To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date 2022. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting To view the 2022 Proxy Statement and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/decisionpt/2022 PROXY FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS DECISIONPOINT SYSTEMS The undersigned appoints Steve Smith and Melinda Wohl, and each of them, as proxies, each with the power toappoint their substitute, and authorizes each of them to represent and to vote, as designated on thereverse hereof, all of the ordinary shares of DecisionPoint Systems held of record by the under- signed at the close of business on September 14, 2022 at the Annual Meeting of DecisionPoint Systems. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL SIX DIRECTORS IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5, AND “1 YEAR” FOR PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on the other side)